ENVIRONMENTAL VEHICLE AGREEMENT

This ENVIRONMENTAL VEHICLE AGREEMENT (together with all Exhibits hereto, the "Agreement") is made and entered into this _____ day of _______, ______ by and between **EV RENTAL CARS, LLC, a California Limited Liability Company** ("EV"), and **FOX Rent a Car, Inc., a California Corporation("FOX")**. EV and FOX are sometimes collectively referred to herein as the "Parties."

WHEREAS, EV conducts the business of renting hybrid electric, natural gas, and/or partial zero emission vehicles ("PZEV") and super ultra low emission vehicles ("SULEV"), being the first rental car company in the United States to rent only environmental vehicles; and

WHEREAS, FOX is a leading rental vehicle company, with corporate locations throughout the United States, but which does not presently rent environmental vehicles; and

WHEREAS, EV and FOX desire to enter into a business relationship, as more fully described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties do hereby agree as follows:

ARTICLE 1

PURPOSE OF AGREEMENT

Section 1.1 **Purpose.** The purpose and intent of the Parties in entering into this Agreement is to promote EV and its business, and to enhance the image of FOX as an innovator in the vehicle rental business, with the expectation of making profits for both EV and FOX.

ARTICLE 2

NATURE OF THE RELATIONSHIP

Section 2.1 **Relationship Between the Parties.** EV and FOX shall at all times during the term of this Agreement be and remain separately owned and operated businesses, and neither EV nor FOX shall, by virtue of entering into or performing this Agreement, acquire any ownership interest in the other, or in any of the assets or property of the

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other. EV and FOX shall have no obligations to each other, or rights with respect to each other, except as set forth herein. The relationship between the Parties shall not be deemed to be one of a partnership, joint venture, agency or other similar relationship, pursuant to which one of the Parties can be held liable for the acts or omissions of the other one of the Parties.

ARTICLE 3
TERM

Section 3.1 Term.

(a) The initial term of this Agreement (the "Initial Term") shall commence on the date first written above (the "Commencement Date") and **shall end on a date which is two (2) years after the Commencement Date**. This Agreement shall automatically be renewed upon the same terms and conditions contained herein, for consecutive periods of two (2) years each (the "Renewal Term") upon expiration of the Initial Term (or upon expiration of each Renewal Term, as the case may be) provided that EV is operating at least one (1) rental facility at a "FOX corporate location" (which is defined, for the purposes of this Agreement, as any vehicle rental location operated by FOX now or in the future). **If EV discontinues its rental operations, either of the Parties may terminate this Agreement upon thirty (30) days written notice to the other**. At the end of the Initial Term **FOX may terminate this Agreement with no cause at its option, in which event EV shall have up to 180 days after the end of the Initial Term to vacate the FOX corporate locations. If this Agreement is renewed upon expiration of the Initial Term, FOX or EV shall thereafter have the right to terminate this Agreement provided that it gives EV or FOX written notice not later than 180 days before the end of any Renewal Term.**

ARTICLE 4
SPECIFIC OBLIGATIONS OF EV

Section 4.1 Provision of Employees. EV shall provide adequate managerial supervision at each of its locations at FOX corporate locations (which may consist of a roving manager responsible for multiple locations). The EV employee shall be responsible only for the greeting, training and instruction of customers in the use of environmental vehicles. The EV employees shall also provide reasonable assistance to FOX employees who are responsible for the EV operations. All EV employees

shall be compensated by EV and not by FOX and shall be and remain the employees of EV and not FOX.

Section 4.2 **<u>Maintenance of EV Vehicles</u>.** EV shall be solely responsible for all maintenance, upkeep and repairs of its environmental vehicles, but routine cleaning will be performed by FOX in the same manner as FOX cleans, fuels and prepares its own rental vehicles.

Section 4.3 **<u>Road Service Assistance</u>.**

(1) FOX shall be responsible for any roadside assistance required by customers renting EV's vehicles and will handle this roadside assistance in the same manner as it does for customers renting FOX's own vehicles. EV will reimburse FOX for this roadside assistance.

(2) If, for any reason, an EV vehicle becomes inoperable while in the possession of an EV customer and cannot be repaired or replaced by EV within a reasonable time period, FOX shall use its best efforts to supply a comparable rental vehicle (i.e., equivalent in size and rental cost) from EV's fleet to the EV customer. If an EV vehicle is not available, FOX will supply one of its own vehicles to EV's customer, and at FOX's option, either (i) the EV rental agreement with the customer shall be canceled and the customer and FOX shall enter into a rental agreement with FOX for the FOX vehicle or, (ii) EV and FOX shall equitably allocate the rental charges between themselves and the rental agreement shall remain with EV.

(3) EV shall reimburse FOX for any costs incurred in dealing with inoperable vehicles, including costs of personnel required to deliver a replacement vehicle to the customer.

(4) EV shall deal with issues of refunds or adjustments to rental agreements resulting from inoperable vehicles or customer dissatisfaction generally in the same manner as FOX deals with such issues, so as not to cause a loss of customer goodwill to FOX.

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ARTICLE 5

SPECIFIC OBLIGATIONS OF FOX

Section 5.1 **Provision of Employees.** FOX shall provide a sufficient number of employees to adequately service the EV business operations at the FOX corporate locations, at which employees shall become familiar with the operation and rental of environmental vehicles. Such employees shall be compensated by FOX and not by EV, and shall be and remain employees only of FOX and not of EV. EV will provide incentives to FOX's customer service representatives ("CSRs") to encourage the rental of EV's environmental vehicles.

Section 5.2 **Provision of Training.** At EV's sole cost and expense, EV shall provide adequate training to FOX employees and reservation system operators (on corporate location or off corporate location, at EV's option) in the general operation of the EV business and specifically in the operation of environmental vehicles and the differences from other conventional vehicles.

Section 5.3 **Services Provided by FOX at Each Corporate Location.** EV shall be entitled to utilize in common with FOX (and provided that EV's utilization does not unreasonably interfere with FOX's regular vehicle rental operations) all of FOX's facilities at each FOX corporate location, including but not limited to:

(1) Reservation and check-in personnel, equipment and facilities, including utilization, as necessary for EV's operations, of FOX's computer systems (hardware and software), with separate city, station and counters codes for each location. Rentals must be processed through the location code so that all accounting is processed seamlessly through the shared service center.

(2) personnel who move vehicles in the lot, clean and inspect the same;

(3) trams or other vehicles which transport customers to and from the rental corporate location; and

(4) Car washing, fueling of vehicles, fluid maintenance, tire pressure, and repair and maintenance facilities.

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The foregoing facilities shall be provided by FOX at no additional cost to EV. The parties shall adopt, as soon as possible, specific procedures for the use of such facilities by EV, including any issues of priorities

Section 5.4 <u>**Utilization of Reservation System.**</u> EV shall be entitled to utilize FOX's national reservation system. FOX, through its national reservation system, shall be responsible for booking all EV reservations and will, among other things, provide EV customers who make reservations with information regarding environmental vehicles; provided, however, that such information shall be provided by EV. The exact method by which the foregoing will be accomplished shall be established by mutual agreement of the Parties.

(1) EV will reimburse FOX for GDS reservation fees at the rate of $8.50 per reservation and reservations generated by the FOX web site will be charged at the rate of $3.75 per reservation. This rate structure will be revisited at the completion of the first six months of operation. Interface between FOX and the EV site will be paid for by FOX. FOX will be the exclusive reservation technology provider for EV. This includes GDS connectivity and FOX internet technology. EV will be billed based on the most favored nation status.

Section 5.5 <u>**Provision of Rental Agreements; Credit Cards.**</u> FOX shall provide EV with all necessary form documents for the FOX rental agreements and access to its computer systems (hardware and software) to generate rental agreements. EV, at its expense, will modify such documents to accommodate EV's specific requirements, subject to FOX's review and reasonable approval prior to use thereof. All rental agreements for EV vehicles shall be made between EV and the customer, and FOX shall have no obligations or rights hereunder, except for the review and approval rights described above. A separate city, station, and counter code will be established in each city for EV rentals. All EV rentals must be processed through these location codes so that all accounting is processed seamlessly through the shared service center. All EV vehicles shall be rented locally to maximize utilization/revenue. All credit card financing arrangements for EV vehicle rentals shall be made and arranged by FOX and FOX shall account twice a month for all collections of revenues due to EV. **FOX shall pay EV 60% of the estimated gross for the month on the 15th and reconcile fully by the third working day of the following month for the entire previous months revenue.**

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ARTICLE 6

USE OF SPACE

Section 6.1 EV shall have the right to use space from FOX at any FOX corporate location subject to FOX's approval which will not be unreasonably withheld. It is contemplated that the initial use of space will be at FOX's corporate location at the Los Angeles International Airport, to be followed by the use of space at other FOX locations. Subject to the provisions of this Agreement, FOX shall at a minimum provide EV with: (a) **space sufficient to accommodate no less (unless EV requires less) than twenty full size vehicles on the LAX facility (five ready car stalls and 15 in a storage area), room for a fleet of 40 cars at the Phoenix location and space for a least five units at all other FOX corporate locations (EV at its own expense will locate overflow parking for the LAX facility)**. (b) the right to access and use in common with FOX all areas of the subject space owned, leased or subleased by FOX for ingress, egress, customer parking, cleaning areas, etc.; (c) separate space dedicated to EV at the FOX counter; (d) the right to install a television/video screen inside the waiting area for the purpose of EV customer orientation; and (e) the right to install signage reflecting the trademark of EV at each location, subject to FOX's review and prior reasonable approval over the size and location of such signage, and FOX's absolute prior approval over any use of FOX's name or trademarks thereon.

ARTICLE 7

RIGHTS AND GENERAL OBLIGATIONS OF THE PARTIES

Section 7.1 Inasmuch as the business venture contemplated by this Agreement is new and unique, the Parties acknowledge that their specific rights and obligations cannot be set forth in detail herein, and may change from time to time depending upon the way in which the venture evolves. The Parties therefore agree to proceed with the venture in good faith, with the understanding that the parties will use good faith to work out the details of their respective rights and obligations by mutual agreement, and are likely to change from time to time. Without limiting the specific rights or obligations of the Parties set forth herein, the Parties acknowledge and agree that their rights and obligations will be determined with reference to the following understanding and intent:

(1) All of the internal business affairs of each of the Parties shall be the responsibility of such Party, including, but not limited

to, the responsibility to procure any and all federal, state and local permits, licenses and other governmental approvals necessary to conduct the business operations contemplated by this Agreement, and the responsibility to pay all federal, state and local taxes.

(2) All dealings with the manufacturers of environmental vehicles regarding environmental vehicles, which are purchased or leased by EV, shall be solely between EV and such manufacturers.

(3) Each of the Parties will use best efforts to preserve the integrity of the other. Specifically, FOX and EV will use their best efforts to render services to their customers so as to maintain the same or better level of customer satisfaction as is maintained by FOX and EV, and FOX and EV will not intentionally take any actions which may reflect negatively or adversely on each other's public image.

ARTICLE 8

DEFINITION OF ENVIRONMENTAL VEHICLES

Section 8.1 Environmental vehicles shall be defined as hybrid electric, natural gas, PZEV and SULEV vehicles.

ARTICLE 9

FEES

Section 9.1 __Percentage of Gross Revenue__. EV will pay to **FOX an amount equal to thirty percent (30%) of EV's time and mileage including upgrade revenue derived from its operations. EV will pay ten percent (10%) of the net of incremental sales items such as RLP, SLI, PEC and will pay ten percent (10) on CDW revenue.**

Section 9.2 __Payment of Fees.__

(1) EV shall pay any credit card, travel agency, and airport concession fees attributable to EV's operation at the FOX corporate locations due and payable by FOX to third parties.

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Section 9.3 **Time for Payment.** FOX will deduct a credit card fee from EV's gross revenue at the FOX negotiated level. FOX will deduct applicable airport concession fees from EV's gross revenue. Sales Tax collected for EV by FOX will be paid by FOX. These calculations will take place at the same time as the month end revenue reconciliation. **Fox will prepare a detailed reservation and travel agent commission billing on a monthly basis. EV will reimburse FOX for these expenses.**

Section 9.4 **Accounting and Audit Right.** FOX shall provide EV with a detailed bi-monthly accounting of EV's Gross Revenues from each FOX corporate location, sufficient to show the manner in which the Percentage Income has been computed and all other fees pursuant to paragraph 9.2 above. FOX will also provide EV access to its computer system so that EV may access all information regarding EV's vehicles including, but not limited to, rental agreements, customer information, and vehicle movement history.

ARTICLE 10

INSURANCE AND INDEMNITY

Section 10.1 **Insurance.** Each of the Parties shall provide, at its sole cost and expense, all insurance necessary to conduct its business operations, including, but not limited to insurance for their respective rental vehicles and comprehensive general liability for their respective operations at each FOX corporate location. **EV will provide Workers Compensation Insurance for its employees and will name FOX as additional insured.** Each of the Parties shall name the other as an additional insured under all applicable liability policies of insurance, and shall provide the other with a certificate of insurance evidencing such coverage, naming the other as an additional insured.

Section 10.2 **Insurance Claims Processing.** EV shall be responsible for handling and processing its own insurance claims. If allowable by law, EV may participate in any "self-insurance" program instituted by FOX, provided that an equitable cost thereof is paid by EV to FOX.

Section 10.3 **Indemnity by EV.** EV agrees to indemnify and hold FOX and its officers, directors, employees, agents and representatives free and harmless from any and all liability, including attorneys' fees, resulting from any of EV's activities or operations under this Agreement. EV agrees to defend, at its expense and with counsel reasonably approved

by FOX, any legal action which may be brought against FOX with respect to any indemnified matter.

Section 10.4 **Indemnity by FOX.** FOX agrees to indemnify and hold EV and its officers, members, employees, agents and representatives free and harmless from any and all liability, including attorneys' fees, resulting from any of FOX's activities or operations under this Agreement. FOX agrees to defend, at its expense and with counsel reasonably approved by EV, any legal action which may be brought against FOX with respect to any indemnified matter.

ARTICLE 11

EXCLUSIVITY

Section 11.1 **Exclusive Relationship with FOX.** EV agrees that during the term of this Agreement, EV will not establish environmental vehicle rental locations with any car or vehicle rental company in the United States where FOX currently operates corporate locations. Subject to the foregoing, EV shall have the right to establish environmental vehicle rental locations any place that it chooses, including locations such as hotels. **If locations are established within a 50 mile radius of a FOX corporate store EV will utilize the FOX TSD system and pay FOX a fee of 10% of time and mileage revenue. FOX shall not provide any parking for these locations. EV would staff and manage any such "new" location.**

Section 11.2 **Exclusive Relationship with EV.** FOX agrees that during the term of this Agreement it will not enter into any agreements with any other person or entity which would permit such person or entity to rent environmental vehicles at any of the FOX corporate locations. FOX further agrees that during the term of this Agreement it will not rent environmental vehicles directly to the public at any FOX corporate locations.

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ARTICLE 12

RIGHT TO CURE

Section 12.1 <u>**Cure**</u>. If either Party materially breaches any of its obligations under this Agreement, the other party shall provide written notice of such breach to the breaching party. For thirty (30) days after receipt of the written notice of breach, the breaching party shall have the right to cure the breach and during such time the non-breaching party shall forego pursuing any of its legal or equitable remedies. If the breaching party does not cure the breach within the time permitted, the non-breaching party may pursue any remedy permitted in law or equity.

ARTICLE 13

MARKETING, SIGNAGE AND TRADEMARKS

[NEED TO SPECIFY RESPONSIBILITIES OF BOTH PARTIES FOR MARKETING AND SIGNAGE]

Section 13.1 <u>**Marketing**</u>. FOX shall permit EV to utilize FOX's marketing, advertising, promotion and public relations personnel and facilities, with a cost allocation and other terms to be mutually agreed upon. FOX shall use its best efforts to promote EV and the availability of environmental vehicles at FOX corporate locations as part of FOX's own advertising and promotion campaign. Grant funds directed to Marketing will be spent featuring FOX EV Car Rental **or EV Car Rental. If the "FOX EV"tradename is used it will be a registered Mark of FOX. EV may though maintain and use its name while operating within FOX facilities. In an effort to understand the marketing efforts of EV, EV will provide FOX with a quarterly summary of marketing expenses. It is FOX's desire to understand EV marketing thrust and the expense level put forth in order to grow this business. FOX has great concerns that this effort is critical to the success of this venture. Due to the proprietary nature of the Grant Mechanisms monies spent will be outlined but the detail of the grant funding will remain confidential.**

(1) FOX and EV will not call on each others corporate accounts for a period of one year if this contract were to be terminated.

(2) EV's identity is most important in order to maintain government funding and Public Relations acknowledgment. EV and

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FOX will work together to identify the FOX EV fleet as an environmentally friendly, quality product and alternative.

Section 13.2 **-Corporate Location Signage**. At each FOX corporate location where EV operates a rental operation all on-corporate location signage shall reflect the trademarks, service marks, logos, corporate names, copyrights or trade names (collectively the "Marks") of both EV and FOX, in a manner and form to be mutually agreeable to the Parties. **EV will pay for any such signage installed or used at FOX locations.**

Section 13.3 **Neither Party to Acquire Rights in Other's Marks**. Neither party will acquire any proprietary rights in the Marks of the other. Limited rights to use the other party's Marks is hereby granted in connection with the advertising and promotion of the venture, provided that any such use of one party's Marks shall be subject to the prior approval of the other party.

ARTICLE 14

MISCELLANEOUS

Section 14.0 Other issues

(1) **With the advent of "low emission PZEV vehicles" FOX does not want to be precluded from obtaining these units if they become economically viable. If a vehicle is available for fleet purchase through the normal rent a car channels EV would not stop FOX from purchasing and operating them. FOX on the other hand will protect EV's exclusive right to fleet with Hybrid and CNG cars. EV has built its reputation on obtaining new and unique vehicles for the environmentally sensitive client. FOX is currently renting "PZEV" Ford Focus'.**

(2) **EV will perform its own inventory process. EV will report cars stolen as necessary and handle recovery and police notification of these units. EV asks only that FOX employees and management treat EV units in the same manner and with the same security that they treat their own.**

(3) **EV will transport all vehicles for maintenance and body repair. EV will use FOX light maintenance repair facilities and the FOX body**

shop if rates are comparable and the work quality is at the same level as the shops currently used. FOX will assist in moving these units and is not precluded from moving EV units as needs arise. EV's manpower will fuel its Hybrid vehicles as well as its Natural Gas Vehicles at its own expense. FOX will also assist in this movement if necessary.

(4) EV will provide its own insurance, its own financing, its own maintenance and its own subrogation efforts. EV will comply with all airport/FOX directives.

(5) EV will provide full time (seven days per week) manager and rental agent trainer as well as joint marketing and sales personnel at EV's expense.

(6) Fox may sell EV's car types to corporate accounts but EV wishes to fix the rate. EV also requires signage in buses and at the counter at EV's expense.

(7) If either company is sold, either party may terminate this agreement with a 90 days notice. Either company must notify the other of its intention to terminate this agreement within 60 days of the sale or the agreement will continue with the new ownership.

Section 14.1 Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered either personally, by overnight delivery service or by U.S. certified or registered mail, postage prepaid, return-receipt requested and addressed to the parties at their respective addresses as they appear below. Notices may also be given by facsimile transmission to the facsimile telephone numbers which appear below the parties' respective signatures hereon, provided that either receipt of the facsimile transmission is acknowledged in writing by the receiving party, which may also be by a facsimile transmission, or the transmitting party obtains a written confirmation from its own facsimile machine showing that the entire transmission was transmitted to the receiving party, without interruption, and a copy of the notice is also sent by one of the other above-described methods of service. The parties may change their addresses or facsimile telephone numbers for notice by giving notice of such change in accordance with this section. Notices sent by overnight delivery service shall be deemed received on the business day following the date of deposit

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with the delivery service. Mailed notices shall be deemed received upon the earlier of the date of delivery shown on the return-receipt, or the second business day after the date of mailing. Notices sent by facsimile transmission shall be deemed served on the date of transmission, provided that such notices are sent during regular business hours, otherwise on the next business day. Unless otherwise provided in writing, all notices hereunder shall be addressed as follows:

To EV: Jeffrey Pink
EV Rental Cars, LLC
23845 Park Belmonte
Calabasas, California 91302
Phone: (818) 223-9160
Fax: (818) 223-1551

With a copy to: Bruce R. Greene, Esq.
Jenkens & Gilchrist
Solish, Arbiter & Gehring
12100 Wilshire Boulevard, Fifteenth Floor
Los Angeles, California 90025
Phone: (310) 820-8800
Fax: (310) 820-8859

To FOX: Mike Jaberi
Fox Rent a Car, Inc.
5500 W. Century Blvd.
Los Angeles, CA 90045
Phone: (310) 642-4774 x5
Fax: (310) 505-3502

With a copy to:

Section 14.2 **Construction.** This Agreement has been executed in and is to be performed in the State of California, and this Agreement shall be interpreted in accordance with the laws of the State of California.

Section 14.3 **Benefit.** This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, assigns, successors-in-interest, and legal representatives, subject to any restrictions on assignment set forth herein.

Section 14.4 **Amendments.** This Agreement may not be amended, modified or altered except by a written instrument executed by

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all parties hereto.

Section 14.5 Assignment. None of the rights of any party hereunder (except the right to receive money) may be assigned without the prior written consent of the non-assigning party. None of the duties of any party hereunder may be delegated by either party without the prior written consent of the non-delegating party.

Section 14.6 Entire Agreement. No party has made any representations, warranties, covenants or promises relating to the subject matter of this Agreement except as set forth herein, and any prior agreements or understandings not specifically set forth herein shall be of no force or effect. This Agreement and all leases (or subleases) executed by the parties pursuant hereto constitute the entire agreement of the parties relative to the subject matter hereof.

Section 14.7 Invalidity. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall nevertheless be given full force and effect.

Section 14.8 Captions. Captions are for convenience only and shall not be considered in interpreting any of the provisions hereof.

Section 14.9 Gender; Number. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

Section 14.10 Attorneys' Fees. Should any party be required to bring legal action (including arbitration) to enforce his rights under this Agreement, the prevailing party in such action shall be entitled to recover from the losing party his reasonable attorneys' fees and costs in addition to any other relief to which he is entitled. Such recovery of attorneys' fees shall include any attorneys' fees incurred in connection with any bankruptcy or reorganization proceeding, including stay litigation. The parties further agree that any attorneys' fees incurred in enforcing any judgment are recoverable as a separate item, and that this provision is intended to be severable from the other provisions of this Agreement, shall survive the judgment, and is not to be deemed merged into the judgment.

Section 14.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by binding arbitration in Los Angeles, California, in accordance with the

Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The cost of arbitration shall be borne by the losing party, or, if there is no losing party, as the arbitrator(s) shall determine.

In any arbitration proceedings relative to this Agreement, or breach thereof, all parties shall have the right to take depositions and to obtain discovery regarding the subject matter of the arbitration pursuant to California Code of Civil Procedure Section 1283.05, or any successor statute.

Service of any Petition to confirm or vacate the Arbitration award and Notice of Hearing thereon may be made by certified or registered mail, return-receipt requested, or by personal delivery.

The arbitrator(s) shall apply California substantive law and California Evidence Code to the proceeding. The arbitrator(s) shall have the power to grant all legal and equitable remedies, including the power to award punitive damages. Upon request of either party, the arbitrator(s) shall prepare a written statement of his decision and the award, including factual findings and legal reasoning. The arbitrator(s) shall not have the power to commit errors of law or legal reasoning, and the commission of an error of law or legal reasoning shall be grounds for vacating or correcting the award pursuant to California Code of Civil Procedure Sections 1286.2 or 1286.6.

Section 14.12 **Counterparts.** This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument.

Section 14.13 **Waiver.** The failure of any party, at any time, to require timely performance by any other party of any provision of this Agreement shall not affect such party's rights thereafter to enforce the same, nor shall the waiver by any party of any breach of any provision of this Agreement, whether or not agreed to in writing, be taken or held to be a waiver of the breach of any other provision or a waiver of any subsequent breach of the same provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

Section 14.14 Additional Acts. The parties agree to perform such further acts and to execute, acknowledge and deliver such documents as may be necessary to effectuate the provisions of this Agreement.

Section 14.15 Confidentiality: The parties agree that the provisions of this Agreement and all business methods, procedures and operations which constitute trade secrets or proprietary information of each party, shall be and remain confidential and shall not be disclosed by either party to any other person or entity, except as may be required by court order or other legal process, or as may be required for the legitimate conduct of a party's business, such as a disclosure to a party's attorneys, accountants or other representatives, but only to the extent necessary for the foregoing purposes. Each of the parties shall take reasonable precautions to prevent any further disclosure by such party's employees and such party's representatives to whom disclosure is permitted pursuant to this Section.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

"EV"

EV RENTAL CARS, LLC,
a California Limited
Liability Company

By: ______________________

Its: Manager

____

____

"FOX"

FOX Rent a Car, Inc
a California Corporation

By: Mike ______________

Its: V.P.

____

____

ADDENDUM TO ENVIRONMENTAL VEHICLE AGREEMENT

ADDENDUM TO ENVIRONMENTAL VEHICLE AGREEMENT between **EV RENTAL CARS, LLC** and **FOX RENT A CAR, INC.** To the extent that the provisions of this Addendum conflict or are inconsistent with the provisions of the Agreement, the provisions of this Addendum shall control. Capitalized terms used in this Addendum have the same meanings as set forth in the Agreement, unless otherwise provided.

1. Section 3.1. After the end date of the Initial Term, either of the Parties may terminate this Agreement upon not less than one hundred eighty (180) days written notice.

2. Section 9.1. The percentages of gross revenue paid by EV to Fox shall be based only upon EV's operations at Fox corporate locations, except as set forth in Section 11.1.

3. Section 9.5 (Payment). Fox shall collect all gross revenues on behalf of EV from EV's operations at Fox corporate locations, and Fox shall remit payment to EV as set forth in Section 5.5. Any amounts which are due to EV which are not paid within five (5) calendar days of the due date shall be subject to a late fee equal to 5% of the amount past due, which the Parties agree is a fair amount to compensate EV for administrative and other costs incurred as a result of late payments. In addition, if any amounts are not paid to EV within thirty (30) days of the due date, such amounts shall accrue interest at the rate of 10% per annum until paid.

4. Section 12.1. Monetary defaults must be cured within five (5) calendar days. In the event that Fox commits more than three defaults within any consecutive twelve (12) month period, whether or not such defaults are cured, then EV may, at its option, terminate the Agreement upon thirty (30) days notice.

"EV RENTAL CARS, LLC, a California Limited Liability Company

By: Jeff [signature] EV Rental Manager

FOX Rent a Car, Inc., a California Corporation

By: Mike JaBem

* No Commissions or incentives could be offered by EV or its agents to any of Fox rent a car employees. Violation of such a policy will result in a fine of $1000.00 (one thousand dollar) per violation by Fox Rent a Car management. [initials] MJ Unless receive pre-approved [initials]

AMENDMENT TO ENVIRONMENTAL VEHICLE AGREEMENT

WHEREAS, the parties entered into an Environmental Vehicle Agreement dated as of January 12, 2005, as later amended and supplemented (the "Agreement").

WHEREAS, the parties intend to amend and supplement the Agreement in order to extend the term of the Agreement and modify some of the material terms going forward.

NOW THEREFORE, the Agreement shall be amended and supplemented as follows:

A new Section 2.2 shall be added providing as follows: "The Parties acknowledge that as of the date hereof Fox rents PZEV vehicles. The Parties agree that Fox may, at its sole discretion, rent PZEV and SULEV vehicles at each or any of its locations. The Parties acknowledge and agree that Fox may during the term hereof acquire from manufacturers PZEV or SULEV vehicles on a volume basis. If Fox obtains on a volume basis PZEV or SULEV vehicles, Fox shall notify EV of its intention to rent PZEV or SULEV vehicles at a particular location and EV may not rent the same car types at any Fox location."

Section 3.1 is to be replaced by the following: "The term of this Amended Agreement shall begin on January 1, 2007, and shall end on August 31, 2009. This Agreement will not be renewed automatically and may be negotiated between the parties at the end of this term. There shall be no six-month cancellation notice requirement under the terms of this Agreement."

Section 5.4(1) to be replaced by the following: "EV will reimburse FOX for GDS reservations fees at the rate of $9.50 per reservation and reservations generated by the FOX web site will be charged at the rate of $4.50 per reservation. FOX will be the exclusive reservation technology provided for EV. GDS fees will increase 5% per year."

Section 6.1(a) is amended to provide as follows: "Space at the Fox corporate locations equal to: on the ready line, up to 5% of the total fleet; at the storage lot, up to 25% of the total fleet. Fox will help to its capacity to accommodate parking EV's fleet. If Fox determines that EV has engaged in over fleeting a location for more than two (2) weeks, Fox shall give EV notice of this even and the opportunity to adjust its vehicles. If the over fleeting situation is not corrected within the two (2) week notice period Fox will be allowed to charge EV $4.00/day per vehicle for parking and storage." Section 6.1(a) does not apply in case of a natural disaster or terrorism act. MC

A new Section 10.52 shall be added providing as follows: "For any and all EV vehicles parked or stored at and Fox corporate locations, insurance coverage provided by Fox shall exclude all natural disasters or acts of terrorism."

A new Section 14.2 shall be added providing as follows: "The Parties agree that this Agreement as modified represents an agreement and understanding based on trust and the continued existence and participation of the owners of Fox and EV. Therefore, if a majority of the stock of either company is sold, either party may cancel this Agreement upon 180-days notice to the other party. Both Fox and EV shall be required to report to the other party to this Agreement any change in ownership within the scope of this Section."

A new Section 13.4 shall be added providing as follows: "The Parties shall spend1% of gross revenues per month on marketing the Fox and EV relationship. This marketing budget shall be managed by Fox and reconciled on a quarterly basis."

A new Section 5.4(2) shall be added providing as follows: "The Parties acknowledge that Fox has and may in the future out source some or all of the technology element for its reservations and GDS services. Fox represents that its has no control over the vendors and others who provided these services and the Parties agree that Fox shall not be liable to any downtime resulting from the failure of its vendors to maintain systems in place. In addition, Fox assumes no responsibility for or liability from inadvertent misrepresentations of rates on the reservation and GDS systems. EV shall bring any misrepresentations on rates to the attention of Fox and Fox shall seek to correct any such misrepresentations as to rates within not less than one business day."

time and mileage MJ JK

A new Section 13.4 shall ~~be~~ added providing as follows: "EV shall pay to Fox each month 1% of EV's gross ~~revenue~~ which Fox shall be obligated to employ for marketing the relationship between EV and Fox. Fox may employ any marketing medium Fox deems most efficient and effective for this purpose at its sole discretion. This 1% payment shall be a pass through with Fox receiving no part of said sum for its own benefit. Fox is obligated to reconcile for EV on a quarterly basis the uses for the 1% payment." EV must approve all advertising paid by this Fund. MJ JK

MJ JK FOX RENT A CAR, INC
~~EV RENTAL CARS, LLC~~, a California Limited Liability Company

By: Mike J. DEM
Its: Vice President

MJ JK ~~FOX RENT A CAR, INC.~~, a California Corporation

By: [signature]
Its: [illegible] Manager